UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 30, 2014 (April 24, 2014)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 24, 2014, we notified Chambers Energy Management, LP (“Chambers”) that we determined that we were not in compliance with the Collateral Ratio Covenant under the credit agreement between our subsidiary American Shale Development, Inc. (“American Shale”), the lenders thereto and Chambers Energy Management, LP as the administrative agent (the “ASD Credit Agreement”). In addition, we have determined that we will not be able to timely deliver to Chambers financial statements for the year ended December 31, 2013 for American Shale. If these defaults under the ASD Credit Agreement are not waived or otherwise resolved within the cure periods provided, Chambers will have the right to accelerate all of the outstanding indebtedness under the ASD Credit Facility. If Chambers were to accelerate all of the obligations outstanding under the ASD Credit Facility, we estimate that we would be required to pay approximately $94,908,102 to Chambers and the lenders.

We are currently in discussions regarding a financing that, if completed, is intended to refinance our existing debt, including the ASD Credit Agreement, and to provide funding for an expansion of our development program. While we hope to close the financing as soon as possible, definitive documentation is subject to negotiation. Additionally, we can provide no assurances that we will be able to obtain such additional capital, that the terms of any such financing will be acceptable to us or the timing or closing of such financing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: April 30, 2014	By	/s/ John G. Corp
John G. Corp
President